EXHIBIT 10.1

Geoff Batt

         Re: Agreement concerning transition from employment

Dear Geoff:

This letter is to confirm the agreement that we reached in our discussions concerning your separation from employment with Novelis on a cooperative and amicable basis. Both you and Novelis will work together to facilitate the transition in the manner described below.

As we discussed, you will step down as Chief Financial Officer of Novelis after you have signed, as the CFO, the Novelis Form 10-K for 2005.

Your compensation from the present time through the end of your employment will be addressed as follows:

         1. From the present date until your employment ends, your compensation will continue as at your present rate of pay.

         2. On the "Separation Date" that being the date after which you have taken all unused 2006 vacation and 2007 vacation accruals, which follows you having signed Novelis Form 10-K for 2005 as the CFO your employment ends. The employment period for the purposes of the non-qualified pension established for you by Novelis will cover the period from your date of hire by Novelis, May 18, 2004, to that date.

         3. On the date the Novelis Form 10-K for 2005 has been signed by you as the CFO, you will be in a position to elect the "Termination for Good Reason" clause of the Change of Control Agreement signed by you on November 8, 2004.

         4. Upon the termination of your employment after the "Separation Date", if you have elected the "Termination for Good Reason" you will be entitled to the "Special Indemnity Payment" which is "an amount equal to 24 months of Executive's total cash compensation" (i.e. base salary plus STIP Guideline amount) in effect on the date of termination.

         5. After you have signed, as the CFO, the Novelis Form 10-K for 2005 and your employment with Novelis ends on the Separation Date, provided that you sign a General Release and Waiver of Claims against Novelis as prepared by Novelis, Novelis will pay (a) all customary closing fees & real estate commissions (grossed up for taxes), physical moving to Florida ( or some portion of household effects elsewhere in North America ie Belleville Ontario) but not including the one month net miscellaneous payment. (b) Normal company treatment on Georgia home sale process subject to GB best efforts in attempting to sell residence.

If you agree that this letter accurately describes the terms of our agreement, please sign a copy of it in the space provided below and return that copy to me.

                                              Sincerely,

                                              David Godsell

It is so agreed:

/s/ Geoff Batt
----------------
Geoff Batt